     Earnings Release

JETBLUE ANNOUNCES FIRST QUARTER 2021 RESULTS
NEW YORK (April 27, 2021) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2021:
•Reported GAAP loss per share of ($0.78) in the first quarter of 2021 compared to a diluted earnings per share of $0.14 in the first quarter of 2019. Adjusted loss per share was ($1.48)(1) in the first quarter of 2021 versus adjusted diluted earnings per share of $0.16(1) in the first quarter of 2019. Note A to this earnings release includes the GAAP to Non-GAAP reconciliation between reported and adjusted diluted earnings per share.
•GAAP pre-tax loss of ($347) million in the first quarter of 2021, compared to a pre-tax income of $58 million in the first quarter of 2019. Excluding one-time items, adjusted pre-tax loss of ($636) million(1) in the first quarter of 2021 versus adjusted pre-tax income of $70 million(1) in the first quarter of 2019.
Operational Highlights from the First Quarter
•First quarter 2021 revenue declined 61% year over two as a result of the impact of COVID-19. The decline is on the lower end of our prior expectations for the quarter of a 61 to 64% decline year over two, and represents a six-point sequential improvement quarter over quarter, mainly driven by sustained momentum in booking trends for leisure travel beginning in mid-February.
•Reduced first quarter 2021 capacity by 41% year over two, in line with our original planning assumption, as a result of actions taken to capture improving demand, manage cash burn and protect liquidity.
•Operating expenses declined 43% year over two. Excluding special items, adjusted operating expenses declined 26%(1) year over two, which is better than our planning assumption of a decrease of 25% year over two, despite higher fuel prices. The results were driven by capacity reductions and initiatives taken to reduce variable and fixed costs.
•Resulting primarily from the actions taken, JetBlue’s Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Special Items (Adjusted EBITDA) in the first quarter of 2021 was ($458) million(1), better than the ($490) to ($540) million range previously expected.
Balance Sheet and Liquidity
•JetBlue ended the first quarter of 2021 with approximately $3.2 billion in unrestricted cash, cash equivalents, and short-term investments, or 40% of 2019 revenue.
•JetBlue repaid $94 million in regularly scheduled debt and finance lease obligations and repaid the fully drawn $550 million revolving credit facility during the first quarter of 2021.
•JetBlue has taken the following measures in the first quarter to manage liquidity:
◦Raised approximately $750 million with a convertible debt offering transaction.

◦Continued to achieve significant savings through aggressive capacity management and executing actions to manage our fixed and variable cost structure.
◦Redeployed assets to capture short-term, tactical cash generation opportunities and make long term network investments in our focus cities.
Fuel Expense and Hedging
The realized fuel price in the first quarter 2021 was $1.72 per gallon, a 16% decline versus first quarter 2019 realized fuel price of $2.05.
As of April 27 2021, JetBlue has not entered into forward fuel derivative contracts to hedge its fuel consumption for the second quarter of 2021. Based on the forward curve as of April 16th, JetBlue expects an average all-in price per gallon of fuel of $1.87 in the second quarter of 2021.
Our Recovery Plan and Actions Taken to Position JetBlue for Future Success
“Although our EPS remains in negative territory, we have seen meaningful progress in the demand recovery, and have started to gain momentum from the groundwork we have laid to emerge from the crisis as a stronger JetBlue,” said Robin Hayes, JetBlue’s Chief Executive Officer.
“Looking back to our work from 2020, I could not be more confident in our future. Our teams continue executing our comprehensive recovery plan, reducing our cash burn, rebuilding our margins, and repairing our balance sheet. We have seen positive cash from operations for March, and this milestone is our first step towards achieving positive EBITDA and returning to profitability.”
Action Plan, Revenue and Capacity
“While we initially anticipated trends improving during the quarter, we saw a bigger than expected step up in demand for leisure travel beginning in mid-February,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer.
“For the second quarter of 2021, our planning assumption for revenue is a decline of between (30%) and (35%) year over two, the largest sequential improvement in our revenue since the start of the pandemic. We expect unit revenue to significantly improve, driven by both increasing load factors and improving yields.
During the pandemic we have been focused on balancing supply and demand, managing our capacity to maximize revenue and rebuild our margins. For the second quarter of 2021, our planning assumption is for capacity to decline approximately (15%) year over two, given the strong sequential improvement in demand.”
Financial Performance and Outlook
“In March we reached breakeven cash from operations and our first quarter Adjusted EBITDA(1) was ahead of the range we anticipated, a result of improving revenue trends and continuing to successfully manage our cost structure, despite increasing fuel prices,” said Steve Priest, JetBlue’s Chief Financial Officer.
“For the second quarter, we estimate EBITDA will range between ($100) and ($200) million(2), reflecting an acceleration of demand, partly offset by cost pressures from fuel prices, and airport rents and landing fees. On an EBITDA basis, we believe we will reach breakeven in the third quarter, and expect to remain in positive territory through the end of the year.

Since the start of the pandemic, we have gone deep on our cost structure with a focus on our fixed cost base, adding to the continued momentum from our Structural Cost Program. We expect to achieve better than 2019 CASM ex-fuel in 2022, providing a path to expand our EBITDA and ultimately, our pre-tax margins.
Going forward, as we produce positive cash from operations, we plan to prioritize paying down high cost debt. We also intend to continue to take a strategic and measured approach to return to investment grade metrics and a debt to cap ratio between 30% and 40%.”
Earnings Call Details
JetBlue will conduct a conference call to discuss its quarterly earnings today, April 27, 2021 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com. The webcast replay and presentation materials will be archived on the company’s website.
For further details see the First Quarter 2021 Earnings Presentation available via the internet at http://investor.jetblue.com.
About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue carries customers across the U.S., Caribbean, and Latin America. For more information, visit jetblue.com.
Notes
(1)Non-GAAP financial measure; Note A provides a reconciliation of non-GAAP financial measures used in this release and explains the reasons management believes that presentation of these non-GAAP financial measure provides useful information to investors regarding the JetBlue's financial condition and results of operations.
(2)The Company has not reconciled its Adjusted EBITDA planning assumptions to net income because net income (loss) is not accessible on a forward-looking basis. Items that impact net income (loss) are out of the Company's control and/or cannot be reasonably predicted. Accordingly, a reconciliation to net income (loss) is not available without unreasonable effort.
Forward Looking Statements
Forward-Looking Information Statements in this Earnings Release (or otherwise made by JetBlue or on JetBlue’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this Earnings Release, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties, and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, the coronavirus ("COVID-19") pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or behavior; restrictions on our business related to the financing we accepted under various federal government support programs such as the CARES Act, and the Consolidated Appropriations Act, 2021; our significant fixed obligations and substantial indebtedness; risk associated with execution of our strategic operating plans in the near-term and long-term; the recording of a material impairment loss of tangible or intangible assets; our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs, and assumptions upon which we base our expectations may change prior to the end of each quarter or year.
Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2020 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this presentation might not occur. Our forward-looking statements speak only as of the date of this presentation. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
This Earnings Release also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,			Percent Change
	2021	2020	2019	1Q21 vs. 1Q20		1Q21 vs. 1Q19
OPERATING REVENUES
Passenger	$670	$1,511	$1,802	(55.7)		(62.9)
Other	63	77	69	(18.0)		(9.2)
Total operating revenues	733	1,588	1,871	(53.9)		(60.9)

OPERATING EXPENSES
Aircraft fuel and related taxes	193	365	437	(47.0)		(55.7)
Salaries, wages and benefits	521	601	575	(13.2)		(9.4)
Landing fees and other rents	115	112	115	3.0		(0.4)
Depreciation and amortization	125	139	124	(10.4)		0.4
Aircraft rent	25	21	25	14.9		(1.7)
Sales and marketing	23	53	66	(57.2)		(65.8)
Maintenance, materials and repairs	104	160	155	(34.9)		(32.9)
Other operating expenses	210	269	286	(22.1)		(26.6)
Special items	(289)	202	12	(242.6)		(2,585.5)
Total operating expenses	1,027	1,922	1,795	(46.6)		(42.8)

OPERATING (LOSS) INCOME	(294)	(334)	76	(11.9)		(487.8)

Operating margin	-40.2%	-21.0%	4.1%	(19.2)	pts.	(44.3)	pts.

OTHER INCOME (EXPENSE)
Interest expense	(58)	(25)	(20)	129.4		190.8
Capitalized interest	3	3	3	(7.8)		11.7
Interest income and other	2	2	(1)	26.9		(367.0)
Total other income (expense)	(53)	(20)	(18)	(162.6)		191.4

(LOSS) INCOME BEFORE INCOME TAXES	(347)	(354)	58	(2.1)		(698.0)

Pre-tax margin	-47.3%	-22.3%	3.1%	(25.0)	pts.	(50.4)	pts.

Income tax (benefit) expense	(100)	(86)	16	16.2		(710.5)

NET (LOSS) INCOME	$(247)	$(268)	$42	(8.0)		(693.1)

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(0.78)	$(0.97)	$0.14
Diluted	$(0.78)	$(0.97)	$0.14

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	316.3	277.2	305.3
Diluted	316.3	277.2	306.9

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended March 31,			Percent Change
	2021	2020	2019	1Q21 vs. 1Q20		1Q21 vs. 1Q19
Revenue passengers (thousands)	4,463	8,150	10,165	(45.2)		(56.1)
Revenue passenger miles (RPMs) (millions)	5,808	10,392	12,734	(44.1)		(54.4)
Available seat miles (ASMs) (millions)	9,090	14,891	15,437	(39.0)		(41.1)
Load factor	63.9%	69.8%	82.5%	(5.9)	pts.	(18.6)	pts.
Aircraft utilization (hours per day)	5.9	10.6	11.8	(44.3)		(50.0)

Average fare	$149.97	$185.44	$177.24	(19.1)		(15.4)
Yield per passenger mile (cents)	11.52	14.54	14.15	(20.8)		(18.6)
Passenger revenue per ASM (cents)	7.36	10.15	11.67	(27.5)		(36.9)
Revenue per ASM (cents)	8.06	10.67	12.12	(24.5)		(33.5)
Operating expense per ASM (cents)	11.30	12.91	11.63	(12.5)		(2.9)
Operating expense per ASM, excluding fuel (cents)(1)	12.25	9.01	8.66	36.0		41.4

Departures	44,049	83,295	89,236	(47.1)		(50.6)
Average stage length (miles)	1,277	1,160	1,153	10.1		(10.8)
Average number of operating aircraft during period	266.0	259.1	252.9	2.7		5.2
Average fuel cost per gallon, including fuel taxes	$1.72	$1.86	$2.05	(7.4)		(16.0)
Fuel gallons consumed (millions)	112	197	213	(42.8)		(47.3)
Average number of full-time equivalent crewmembers	14,493	18,698	18,292

(1) Refer to Note A at the end of our Earnings Release for more information on this non-GAAP financial measure. Operating expense per available seat mile, excluding fuel (“CASM Ex-Fuel”) excludes fuel and related taxes, other non-airline operating expenses, and special items.

JETBLUE AIRWAYS CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	March 31,	December 31,	December 31,
	2021	2020	2019
	(unaudited)
Cash and cash equivalents	$2,358	$1,918	$959
Total investment securities	867	1,137	372
Total assets	13,660	13,406	11,918
Total debt	5,082	4,863	2,334
Stockholders' equity	3,714	3,951	4,799

Note A - Non-GAAP Financial Measures
JetBlue uses non-GAAP financial measures in this Earnings Release. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry, and our prior year and year over two results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information below provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this Earnings Release to the most directly comparable GAAP financial measures.

Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (“CASM Ex-Fuel”)
Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure.
In the first quarter of 2021, special items include contra-expenses recognized on the utilization of payroll support grants received under the Consolidated Appropriations Act, 2021, and contra-expenses recognized on the Employee Retention Credits provided by the CARES Act.
Special items in the first quarter of 2020 include the impairment charge of our Embraer E190 fleet resulting from the decline in demand caused by the coronavirus ("COVID-19") pandemic.
Special items for the first quarter of 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement.
We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended March 31,
	2021		2020		2019
	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,027	$11.30	$1,922	$12.91	$1,795	$11.63
Less:
Aircraft fuel and related taxes	193	2.13	365	2.45	437	2.83
Other non-airline expenses	10	0.10	14	0.09	9	0.06
Special items	(289)	(3.18)	202	1.36	12	0.08
Operating expenses, excluding fuel	$1,113	$12.25	$1,341	$9.01	$1,337	$8.66
Operating expense, (loss) income before taxes, net (loss) income and (loss) earnings per share, excluding special items
Our GAAP results in the applicable periods were impacted by charges that are deemed special items.
In the first quarter of 2021, special items include contra-expenses recognized on the utilization of payroll support grants received under the Consolidated Appropriations Act, 2021, and contra-expenses recognized on the Employee Retention Credits provided by the CARES Act.
Special items in the first quarter of 2020 include the impairment charge of our Embraer E190 fleet resulting from the decline in demand caused by the COVID-19 pandemic.

Special items for the first quarter of 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement.
We believe the impact of these items distort our overall trends and that our metrics are more comparable with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impact of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, (LOSS) INCOME BEFORE TAXES, NET (LOSS) INCOME AND (LOSS) EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2021	2020	2019
Total operating revenues	$733	$1,588	$1,871

Total operating expenses	$1,027	$1,922	$1,795
Less: Special items	(289)	202	12
Total operating expenses excluding special items	$1,316	$1,720	$1,783

Operating (loss) income	$(294)	$(334)	$76
Add back: Special items	(289)	202	12
Operating (loss) income excluding special items	$(583)	$(132)	$88

Operating margin excluding special items	-79.6%	-8.3%	4.7%

(Loss) income before income taxes	$(347)	$(354)	$58
Add back: Special items	(289)	202	12
(Loss) income before income taxes excluding special items	$(636)	$(152)	$70

Pre-tax margin excluding special items	-86.7%	-9.5%	3.7%

Net (loss) income	$(247)	$(268)	$42
Add back: Special items	(289)	202	12
Less: Income tax (expense) benefit related to special items	(69)	50	3
Net (loss) income excluding special items	$(467)	$(116)	$51

(Loss) Earnings Per Common Share:
Basic	$(0.78)	$(0.97)	$0.14
Add back: Special items, net of tax	(0.70)	0.55	0.02
Basic excluding special items	$(1.48)	$(0.42)	$0.16

Diluted	$(0.78)	$(0.97)	$0.14
Add back: Special items, net of tax	(0.70)	0.55	0.02
Diluted excluding special items	$(1.48)	$(0.42)	$0.16
Adjusted Earnings before interest, taxes, depreciation, amortization, and special Items
Earnings before interest, taxes, depreciation, and amortization (EBITDA) is a non-GAAP financial measure. We further adjusted EBITDA to account for the impact of special items which are unusual or infrequent in nature.

In the first quarter of 2021, special items include contra-expenses recognized on the utilization of payroll support grants received under the Consolidated Appropriations Act, 2021, and contra-expenses recognized on the Employee Retention Credits provided by the CARES Act.
Special items in the first quarter of 2020 include the impairment charge of our Embraer E190 fleet resulting from the decline in demand caused by the COVID-19 pandemic.
Special items for the first quarter of 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement.
We believe this measure allows investors to better understand the financial performance of the company by presenting earnings from our business operations without including the effects of capital structure, tax rates, depreciation, amortization, and special items.

NON-GAAP FINANCIAL MEASURE
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AMORTIZATION, AND SPECIAL ITEMS
(in millions) (unaudited)

	Three Months Ended March 31,
	2021	2020	2019
Net (loss) income	$(247)	$(268)	$42
Less:
Interest (expense)	(58)	(25)	(20)
Capitalized interest	3	3	3
Interest income and other	2	2	(1)
Add back:
Income tax (benefits) expense	(100)	(86)	16
Depreciation and amortization	125	139	124
Earnings before interest, taxes, depreciation, and amortization	$(169)	$(195)	$200
Add back:
Special items	(289)	202	12
Earnings before interest, taxes, depreciation, amortization, and special items	$(458)	$7	$212

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com